Exhibit 99.1

FINAL

Press Contacts:	Audrey Bold	Dan Borgasano
	Energy Recovery, Inc.	Schwartz Communications, Inc.
	+1 510.746.2529	+1 781.684.6660
	abold@energyrecovery.com	ERI@schwartz-pr.com

ENERGY RECOVERY, INC. CHIEF TECHNOLOGY OFFICER TO DEPART

SAN LEANDRO, Calif., January 6,2010—Energy Recovery, Inc. (NASDAQ: ERII), a leader in the design and development of energy recovery devices for desalination, today announced that Dr. Richard L. Stover, Chief Technology Officer and Senior Vice President of Aftermarket, is leaving Energy Recovery to pursue other endeavors.

During his eight years at Energy Recovery, Dr. Stover has made numerous technical contributions and was instrumental in the fast growth of the Company during a critical period. He also built a strong, talented team in research and development and technical services. With Dr. Stover’s direction, the company has charted a path and clear vision for the development of next generation energy recovery products for many years.

“We are extremely grateful for Dr. Stover’s contribution to the growth of our business and wish him all the best in his new work,” said G.G. Pique, president and CEO of Energy Recovery. “He developed a solid R&D organization with the experience and skill sets to implement future generations of the Company's PX technology, and to enable other product breakthroughs.”

“It has been both exciting and tremendously rewarding to be a part of ERI’s growth over these past eight years,” said Dr. Stover. “ERI is very well positioned to continue its leadership role in making desalination affordable throughout the world. I am very proud of our team of engineers and technical services experts, and know that they will continue on the same path of innovation and technical excellence that has made ERI the market leader in our industry.”

While Dr. Stover's last day with the Company as a full-time employee will be January 15, 2010, he will assist during the transition to his successor and serve as a technology advisor to Energy Recovery going forward.

About Energy Recovery, Inc.
Energy Recovery, Inc. (NASDAQ:ERII) designs and develops energy recovery devices that help make desalination affordable by significantly reducing energy consumption. ERI’s PX Pressure Exchanger™ (PX™) device is a rotary positive displacement pump that recovers energy from the high pressure reject stream of seawater reverse osmosis systems at up to 98% efficiency. The company is headquartered in the San Francisco Bay Area with offices in key desalination centers worldwide, including Madrid, Shanghai, Florida and the United Arab Emirates. For more information on Energy Recovery Inc and PX technology, please visit www.energyrecovery.com.

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